Exhibit 21.1

SUBSIDIARIES

Listed below are the principal subsidiaries and equity investments of Kaiser Aluminum Corporation, the jurisdiction of their incorporation or organization, and the names under which such subsidiaries do business. The Company's ownership is indicated for its equity investment. Certain subsidiaries are omitted which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.

Name:	Place of Incorporation or Organization:
Kaiser Aluminum Investments Company	Delaware
Kaiser Aluminum Fabricated Products, LLC	Delaware
Kaiser Aluminum Washington, LLC	Delaware
Kaiser Aluminum Warrick, LLC	Delaware

Principal Domestic Operations and Administrative Offices:

Corporate Headquarters:

•	Foothill Ranch, California

Fabricated Products:

•	Richmond, Virginia (Bellwood)
•	Chandler, Arizona (Tube)
•	Chandler, Arizona (Extrusion)
•	Florence, Alabama
•	Jackson, Tennessee
•	Kalamazoo, Michigan
•	Los Angeles, California (City of Commerce)
•	Sherman, Texas
•	Newark, Ohio
•	Richland, Washington
•	Spokane, Washington
•	Newburgh, Indiana

Principal Worldwide Operations:

•	Canada – Kaiser Aluminum Canada Limited (Fabricated Products)
•	China – Kaiser Aluminum Beijing Trading Company (Development and Sales)